Filed Pursuant to Rule 433
Registration Statement No. 333-177931
September 10, 2012

THE CLOROX COMPANY
3.050% SENIOR NOTES DUE 2022

Pricing Term Sheet

Issuer:	The Clorox Company
Principal Amount:	$600,000,000
Security Type:	Senior Notes
Legal Format:	SEC Registered
Trade Date:	September 10, 2012
Settlement Date:	September 13, 2012 (T+3)
Maturity Date:	September 15, 2022
Public Offering Price:	99.683%
Coupon:	3.050%
Yield to Maturity:	3.087%
Benchmark Treasury:	1.625% due August 15, 2022
Benchmark Treasury Price / Yield:	99-14 / 1.687%
Spread to Benchmark Treasury:	+140 basis points
Interest Payment Dates:	March 15 and September 15, commencing on March 15, 2013
Make-Whole Call:	T+25 basis points prior to June 15, 2022 (the date that is three months prior to the maturity date of the notes)
Par Call:	On or after June 15, 2022 (the date that is three months prior to the maturity date of the notes), we may redeem all or any portion of the notes at our option at any time at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.
CUSIP/ISIN:	189054 AT6 / US189054AT60
Joint Book-Running Managers:	BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Mitsubishi UFJ Securities (USA), Inc.
Wells Fargo Securities, LLC
Joint Lead Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Co-Managers:	Blaylock Robert Van, LLC
Fifth Third Securities, Inc.
PNC Capital Markets LLC
Scotia Capital (USA) Inc. The Williams Capital Group, L.P.
Ratings:	Baa1 (stable) (Moody’s)
BBB+ (negative) (S&P)
BBB+ (stable) (Fitch)
The securities ratings are made by the rating agencies and not the issuer or underwriters and a securities rating is not a recommendation by the rating agency, the issuer or the underwriters to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus supplement and prospectus from BNP Paribas Securities Corp. by calling 1-800-854-5674, Citigroup Global Markets Inc. by calling 1- 877-858-5407, Mitsubishi UFJ Securities (USA), Inc. by calling 1-877-649-6848 or Wells Fargo Securities, LLC by calling 1-800-326-5897.